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                                  EXHIBIT 5.01

                         OPINION OF PEABODY & ARNOLD LLP

                                          June 26, 1998


Concentra Corporation
21 North Avenue
Burlington, MA  01803

         Re:   Registration Statement on Form S-3

Ladies and Gentlemen:

     In connection with the registration of 470,589 shares of common stock, par value $.00001 per share (the "Common Shares") of Concentra Corporation (the "Company") with the Securities and Exchange Commission on a Registration Statement on Form S-3 (the "Registration Statement"), relating to the sales, if any, of the Common Shares by the selling stockholders, we have examined such documents, records and matters of law as we have considered relevant. Based upon such examination and upon our familiarity as counsel for the Company with its general affairs, it is our opinion that the Common Shares being registered are legally issued, fully paid, and non-assessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Registration Statement and the prospectus forming a part of the Registration Statement.


                                             Very truly yours,

                                             /s/ Peabody & Arnold LLP

                                             PEABODY & ARNOLD LLP